Exhibit 99.2
Final Transcript
Conference Call Transcript
PFCB - Q1 2008 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Apr. 23. 2008 / 1:00PM ET
CORPORATE PARTICIPANTS
Mark Mumford
P.F. Chang’s China Bistro, Inc. - CFO
Rick Federico
P.F. Chang’s China Bistro, Inc. - CEO
Russell Owens
P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
Bert Vivian
P.F. Chang’s China Bistro, Inc. - President
CONFERENCE CALL PARTICIPANTS
David Tarantino
Robert W. Baird. - Analyst
Destin Tompkins
Morgan Keegan. - Analyst
John Glass
CIBC World Markets - Analyst
Jeffrey Bernstein
Lehman Brothers - Analyst
Sharon Zackfia
William Blair & Company - Analyst
Larry Miller
RBC Capital Markets. - Analyst
PRESENTATION
Operator
Good afternoon, and welcome to P.F. Chang’s China Bistro first quarter 2008 earnings release conference call. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Mr. Mark Mumford, Chief Financial Officer of P.F. Chang’s China Bistro. Please go ahead, sir.
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
Thank you. Hello, and welcome to P.F. Chang’s first quarter 2008 earnings call. During our management comments and in our responses to your questions, certain items may be discussed which are not based entirely on historical facts. Any such items should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Such risks and uncertainties include factors more completely described in this morning’s press release and the Company’s filings with the SEC. With that, I’ll turn the call over to Rick to begin.
Rick Federico - P.F. Chang’s China Bistro, Inc. - CEO
Thanks, Mark. Good morning. Joining me today are Bert Vivian, President of P.F. Chang’s, Russell Owens, President of Pei Wei, Mike Welborn, our Chief Administrative Officer, and Mark Mumford, our Chief Financial Officer. I’ll have some brief opening remarks, followed by Russell and Bert’s update, and then Mark will wrap it up for us. It’s nice to start the call by saying our first quarter results were better than we had internally forecast. The combination of better-than-expected sales, favorable operating results, and gaining some leverage in our G&A, all contributed to our solid performance. As I mentioned, Mark, Russell and Bert will all provide details in their reports.

At the same time, we remain very cautious about the balance of the year. Since our last call, the pressure on discretionary spending has increased. We all read the same newspapers and understand that our guests are paying more for their gas, their home mortgage payments, and their food. Many traditional household expenses are as high as we’ve ever seen them. We continue to believe we have not seen the bottom of this cycle and that it will be with us into next year. That makes predicting the future very challenging. We continue to feel the pressure of increased costs to operate. The upward tick in labor and operating expenses will continue to be an issue. Even though our commodity contracts provide stabilization for the balance of this year, we do have concerns looking into 2009.
The ongoing operating initiatives in both of our contests and our focus on gaining leverage from our shared services, all reflect our belief that there is more consumer pressure in front of us. Directionally, I’m encouraged by the early results of our Pei Wei evolution test. The Pei Wei team’s efforts toward increasing the tenure of our management, enriching the role of our management positions, developing key employees to support our business, and improving operating margins has been positive. We will continue to watch the impact of these initiatives on the sales line and continue to look to the middle of this year for more clarity on our results. Again, Russell will provide more color on the evolution process. While sales at our new Pei Wei restaurants open in the first quarter were very strong, I do think it’s important to note that while we are working through the evolution process, we are being cautious on signing new leases for 2009. We will remain focused on markets where we currently operate, but do not — but do want to more fully understand the impact of evolution’s initiative before making additional capital commitments.
During the quarter, both of our concept teams worked on refining their marketing messages. Our focus was on creative design and market planning. We do expect the bulk of our marketing spend to happen in the second and third quarters of this year for both brands, and we will update you on results over the next couple of quarters. One other noteworthy comment before I turn the call to Russell, on our last call, we discussed the signing of a memorandum of understanding to sell our Taneko business. Unfortunately, we were not able to complete the transaction as we intended. We have initiated new conversations and hope to come to a definitive agreement soon. With that, I’ll turn the call to Russell.
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
Thanks, Rick. Good morning, everyone. Brief recap of the first quarter, and then I’ll update you on the progress of the key initiatives Rick talked about. For the quarter, our comp sales were negative 2.4%, about where we expected them to be. We continue to see weakness out West, specifically Phoenix, Las Vegas, southern California, and to a lesser extent, Dallas. Those four markets make up 41% of our comp unit base, and were more than 6% negative for the quarter.
The balance of our system had positive comp sales for the quarter. We implemented menu changes in late January, a few weeks earlier than we originally planned. These changes were a deletion of scallops as a protein choice, elimination of one bowl and two entree styles, the addition of one entree style and one bowl, the addition of our fresh baked chocolate cookie, and menu price changes of approximately 2.5%. The effective price increase realized for the first quarter was 1.8%, less than the full menu increase due to it not being in place for the entire quarter, as well as the affects of mix shifts. We were very busy with opening 11 new restaurants this quarter, nine in January alone. We’re pleased with the early results. Average weekly sales were just under $41,000 for the quarter.
These new locations were in several existing markets, including two in Miami, two in Detroit, and one in Oklahoma City, Salt Lake City, Memphis, Philadelphia, southern California, D.C., and Wichita, Kansas. We will open four locations this current quarter, two in Florida, one in Dallas, and our third location in Columbus, Ohio. Three of these restaurants have already opened this quarter. The balance of our 25 openings for 2008 will be fairly evenly spread between the third and fourth quarters. For the quarter, our overall revenues were slightly better than expected, due to the performance of our new locations, again, averaging just under $41,000 per week in sales. Our cost of sales improved due to the menu price increase, the elimination of scallops from our menu, and favorable mix shifts, offset by commodity price increases, the biggest being chicken prices.
Labor costs in total were up versus prior year, due to wage rate increases and the effect of the new restaurant opening. Labor costs in our mature restaurants actually improved versus last year first quarter. We did not have much in the way of restaurant-level marketing initiatives active during the first quarter, as we were working on consumer research, messaging, and production. Our sales and awareness-building programs will begin in May and be concentrated in the second and third quarters this year. We still anticipate spending approximately $3 million for the year.
Now, an update on the key operational initiatives. As you recall, we started a test in a few locations late last year, designed to improve our overall profitability at current sales levels by simplifying our menu, reducing prep labor, redefining our manager roles, more effective use of key employees, and how we staff restaurants. Our goal is to improve profitability in order to consistently hit our internal return-on-investment target at average sales rates of $36,000 per week. This means improving our current margins by 200 to 250 basis points without a significant impact on sales or our ability to increase sales. Results in these six locations have been encouraging thus far, and the goal looks achievable. We have recently modified the test to add back a couple of menu items that our guests were fairly vocal about missing and expanded the test to five additional locations. We will monitor the results with these adjustments for a couple of months. If our current results continue along the first quarter’s trends and we successfully replicate the results in the five new test locations, we will begin to roll out these changes system-wide in the back half of this year.

We’ve also been pleased with our recent trends in management retention as a result of improved development programs, enhancements in recruiting, and the emphasis on job satisfaction, we have implemented over the last six to nine months. Phase two of our leadership development initiatives, along with the improvements targeted with our staffing structural changes, should continue to favorably impact our management retention, increasing our overall experience level in our restaurants, and ultimately improving execution, sales, and productivity system-wide. Overall, I’m pleased with the first quarter results, especially given the environment we operate in and the head winds we all are challenged with in our industry. I’m encouraged by the results thus far of our key initiatives designed to improve retention and profitability. As I said earlier, barring some unexpected change or difficulty in implementing these changes in the new test locations, we will begin concept-wide rollout this summer and should see meaningful improvements in the latter part of this year. With that, I’ll turn it over to Bert.
Bert Vivian - P.F. Chang’s China Bistro, Inc. - President
Thanks, Russell. Good morning, everyone. Thank you for joining us today. I’m going to touch on a few operational points from the first quarter and then talk broadly about what lies in front of us for the remainder of the year. At the Bistro, from an operational standpoint, we performed a little bit better than we anticipated in the first quarter. Revenues grew by approximately 14% as our comps turned just slightly positive. The good news is that the sequential improvement in comps was widespread. Of the 36 states in which we have comp stores operating, 29 showed sequential improvement from the fourth quarter to the first quarter of this year. That list does include California, Nevada, and Arizona. Furthermore, six additional states turned comp-positive in the first quarter versus the fourth quarter of last year.
The bad news is that our traffic remains negative and as long as this continues to be the case, we’ll be swimming upstream. With the help of our earnings — excuse me — with the help of our revenue performance, we were able to manage our operating expenses without too much duress. Office salse, plus labor expense, totaled 60.9% for the quarter, flat with our performance last year. Excluding pre-opening costs, our cash margins improved 30 basis points year-over-year to 18%. In the first quarter, we introduced our lunch bowls and our menu desserts. Both items have proven to be popular with our guests. In the last couple of weeks of the quarter, we began advertising our grill product in the Los Angeles area. This marketing effort will continue for the first five weeks or so in the second quarter.
As we mentioned in our February call, we intend to roughly double our marketing spend this year to a total of approximately $9 million. The first quarter was underweighted in spend. The second quarter will be overweighted. At this juncture, we have not made any adjustments either up or down, to our total marketing commitment for the year. We expect to modify our menu again in late July, early August timeframe. The additions to our menu will primarily be grill-related. Customer feedback has been positive and we will continue to leverage our investment in that area.
Development is on track. We opened five restaurants in the first quarter, with another five slated for the second, two in the third, and five in the fourth. All in all, we performed better in the first quarter than we originally anticipated. Part of the outperformance was driven by revenue. The other was due to the operational focus of our team. About nine months ago, we asked Rick Kazman to assume leadership of our bistro operational team. Our first quarter results are a reflection of their collective efforts and I remain confident that the quality methods we employ at our restaurants will continue to render quality results over time. With that, I’ll turn it over to Mark.
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
Thanks, Bert. Before we talk about our results, you may have noticed a slight change to our reporting format. We have combined all of our G&A expenses at the consolidated level. Over the last year or so, we’ve been moving some of the concept expenses into a shared service support group. An example of that is our marketing department. The head count-related expenses for the marketing folks used to be in the concepts. Today, they have rolled up in the shared services support group. There are still dedicated head counts reporting both brands, but they are managed at a corporate level. These changes have made periodic comparisons difficult and less relevant. Therefore, we have decided to report on these expenses at a corporate level.
Now, let’s take a look at the numbers. Total revenue grew over 17% to $309 million, primarily driven by the increase in new stores over the last year. Bistro revenue grew 14% and as Bert mentioned, had slightly positive comps. Sales for the bistro increased 15% for the quarter. Since Q1 of 2007, we have added 24 new Bistros, 5 of which we opened in Q1 of this year. Pei Wei sales increased 28%, primarily as a result of new store openings. Since Q1 of 2007, we have opened 39 new locations, a 34% increase. Comp sales for the quarter were down 2.4%.

Cost of sales at both concepts came in favorable compared to the previous year, as operational focus, menu changes, and price increases all helped offset increases in commodities. The bistro picked up 10 basis points while Pei Wei saw a 60-basis point improvement, primarily driven by a price increase of approximately 2 to 2.5%, as well as removing some lower margin items from the menu, and the anniversary said that act of God produce pricing that we saw in Q1, 2007. We had originally anticipated the price increase of Pei Wei to be effective sometime in February. As Russell mentioned, the operations team did a nice job of getting new menus out closer to the beginning of the quarter, giving us some additional benefit during Q1. As most of you are aware, our proteins which represent over half of our cost of sales, are contracted through the remainder of this year and we feel good about our pricing. Where we begin to have some uncertainty and concern is what effect rising grain costs and global protein demand will have on our 2009 contract pricing. We are proactively exploring ways to leverage our size and current pricing position in order to optimize our pricing over a longer period of time.
We continue to see pressure on the labor lines in both concepts, as hourly wage rates were up between 2.5 and 3% at both concepts. In addition, Q1 of 2007 labor was positively effected by lower workers’ comp expense due to adjustments related to prior claim years. We did not have a similar adjustment in Q1 of this year. Q1 of 2008 consolidated G&A expenses were 30 basis points favorable to prior year, as the Company is focused on controlling administrative expenses. The corporate bonus is booked in the G&A line. The increase in bonus expense quarter-over-quarter is more than 25 basis points which makes the favorable comparison even more impressive. I will talk more about G&A expense and bonus in a minute.
Depreciation expense at both concepts is up as a percentage of sales. The Bistro is up 60 basis points, primarily due to depreciation on the grill and acceleration of depreciation of replaced assets. Percentage run rate for depreciation at the Bistro is similar to what we saw in Q3 and Q4 of last year. Pei Wei is up 60 basis points, primarily due to deleverage on the top line and slightly higher depreciation expense for 2007 stores due to open in more expensive markets, i.e., a higher percentage in California and the Northeast versus less expensive markets like Arizona and Texas. Interest expense for the quarter was $934,000 which compares to net interest and other income in Q1, 2007 of $343,000. We ended the quarter with $80 million borrowed on the revolving line of credit versus $12 million in Q1 of 2007. Our tax rate came in at 26% versus 27% in the prior year quarter as tip credits continued to trend favorably for us. To encourage tip reporting, the IRS allows restaurants to claim a credit for FICA taxes paid on the certain employees tips. The credit equals the amount of employer FICA taxes paid by the employer on tips received by the employee above a minimum-rate hurdle.
So in total, EPS for the quarter came in at $0.40 which is equal to Q1 of 2007. To summarize the performance, as you’ve heard from Bert and Russell, we did have quite a few things going for us in the quarter. Bistro comp sales were slightly positive. Average weekly sales for the 11 Pei Weis and 5 Bistros opened during the quarter were strong. The 11 new Pei Weis averaged $40,800 a week, well above the system average of $36,700 while the five Bistros opened during the quarter averaged $102,400, just slightly below system average. These strong sales numbers helped reduce the new store inefficiency drag that we typically experience. As we mentioned previously, cost-of-sales was favorable in both concepts, due to price increases, menu adjustments, and the anniversary effect of that act of God produce pricing in Q1 of 2007.
As we think about the remaining quarters, we still believe that we will see some pressure on the cost-of-sales line for the remaining three quarters. We did a nice job managing G&A expenses during the quarter. We will continue to keep a keen eye on this line for the remainder of the year. As you recall over the last couple of years, we have made infrastructure investments in such areas as IT, supply chain, legal, et cetera, that has cost us to see some deleverage on this line in the past. We have said previously that we expect to see G&A start to leverage in 2009. We are ahead of that schedule, but expect to see comparison for the remaining quarters this year get a little tougher due to bonus expense. In Q1 of 2007, we booked 65% of the bonus potential. We reversed that accrual in Q2 of 2007 and did not book any bonus for the remainder of ‘07.
As you are thinking about Q2 on a comparison basis, we had a benefit from the bonus accrual reversal in 2007 of just over $2 million. From an optics perspective, if we book 100% of our bonus target in Q2 of 2008, G&A expense will have 200 basis points of pressure, simply due to bonus expense. Overall, we are pleased with the results for the quarter, but it is still early in the year, with the price of oil recently hitting $119 a barrel, and multiple predictions that gas prices at $4 this summer, combined with price inflation in grocery and hard goods, we are not certain that we have seen the bottom of economic pressure plaguing the consumer. As you know, sales drives our business and gives us the flexibility to manage our cost structure. Until we see consistent upticks in traffic, we will remain cautious about the near term. Consequently, we are only modestly increasing our earnings expectations for the year from $1.32 to $1.38, up to $1.34 to $1.40.
Now, let’s switch gears and turn to the balance sheet. We ended the quarter with $12 million in cash versus $24 million at the end of fiscal 2007. Borrowings on our credit line totaled $80 million versus $85 million at the end of last year, and $12 million in Q1 of 2007. We generated cash from operations of $27.8 million, an increase of 32% over the $21 million we saw in Q1 of 2007. We use $26.7 million in CapEx which was down slightly from the $28.7 million in Q1 of 2007. We spent another $3.7 million in the repurchase of minority interest, down from $5.8 million in Q1 of 2007, and another $8 million paying down long-term debt, $5 million on the revolver and $3 million in notes to partners. These amounts net to about $11 million which approximates the decrease in cash of $12 million from year-end. This applies to our CapEx number a little deeper, we see that the 26.7 is a gross number. We collected about $6.7 million in TI allowances, given the net number of $20 million.

We continue to project CapEx spend for 2008 to be between 125 and $135 million which will equate to between 105 and $115 million net of tentative allowances. We are projecting cash from operations of between 140 and $145 million which means we should generate between 10 and $15 million of free cash flow. Our fully-diluted share count for the quarter was $24.295 million, down 6.7% from Q1 of $26.046 million for Q1 2007. That was due to our share repurchase in Q4 2007. We did not repurchase any shares during Q1 and continue to have $50 million under our current authorization. We will continue to look at our buyback program through an opportunistic lens.
And lastly, our next earnings call will be on July 23, when we discuss the results of our second quarter. We will file our first quarter 10-Q later today. With that, let me open up the call for questions. Operator?
QUESTION AND ANSWER
Operator
Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from David Tarantino with Robert W. Baird. Your line is open.
David Tarantino - Robert W. Baird. - Analyst
Hi. Good afternoon, and congratulations on a good quarter in a tough environment. Mark, just wanted to understand the factors that are at play in the full-year guidance. Looks to me as if you’re assuming slower EPS growth in the balance of the year if you factor out the impact from the partnership investment credits. Am I reading that correctly, and if so, what are the factors that would cause EPS growth to slow?
Rick Federico - P.F. Chang’s China Bistro, Inc. - CEO
David, you’re breaking up really bad on us. We can—
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
Yes. I think I got the first of it, so let me take a shot. I think you were asking on the — if we look at Q1 and then we look at the back half of the year, Q2, Q4, what are some of the factors that are affecting our forecast? Let me briefly just kind of walk through some of the highlights of Q1 and some of the things that we’re experiencing. In Q1, we obviously had some tailwind from a comparable standpoint due to higher produce costs that we had in Q1 of 2007. If you take out that effect that we had in Q1, we expect to see some cost of sales pressure as we move through Q2 to Q4. That’s going to be a change from where we are trending in Q1.
Also in Q1 of 2007, as I mentioned in my prepared remarks, we booked 65% or roughly $2 million of bonus that we reversed in Q2. From a comparable standpoint, we’re going to have additional pressure in Q2 on the G&A line. And remember, we didn’t have anything in Q3 and Q4, bonus expense in ‘07, so that’s going to give us, from a comparable standpoint, a little bit of difficulty. Marketing spend is lightweight in Q1, so we’re going to be spending a big chunk of the marketing dollars in Q2 and Q3. Typically, we don’t spend a whole lot of that in Q4. Pei Wei comparisons, when you’re looking at how we did last year, it’s going to get a little easier from average-week sales perspective. Q1 of 2007, we were at 39. Then we continued to slide during the year down to 37.6, 36.4 and 35.5.
At Pei Wei restaurants, margins kind of followed suit. We started off at 9 and we dropped down to 6.9. Russell and his team did a good job on a trend line in Q1, bringing that back up to 8% and we expect to see some improvements in the back half of the year. Q2 is going to continue to be somewhat pressured, though, due to the higher marketing spend, as well as some of the new store growth. Net-net, we’re going to continue to do everything we can to deliver the strong results that we saw in this quarter. But the biggest factor, affecting our ability to deliver those results is how many guests venture through our doors each day. We’re rooting for the consumer and we’re certainly banking our ability to woo them in through marketing.
David Tarantino - Robert W. Baird. - Analyst
Great, thanks a lot.
Operator
Our next question comes from Destin Tompkins with Morgan Keegan.
Destin Tompkins - Morgan Keegan. - Analyst
Thanks. Good afternoon. My first question is for Rick. I thought in your prepared remarks, Rick, I may be reading too much into it, but it sounded as though when you talked about the development plan for Pei Wei as it relates beyond 2008 that you were looking at it a little bit more cautiously, indicating there might be a slowdown from where we are today. Am I reading that right?

Rick Federico - P.F. Chang’s China Bistro, Inc. - CEO
I think, I think you are, Destin. The — if you think about this year, we’re going to do 25 restaurants. We’re currently looking into 2009, we’ve got approximately 5 to 7 leases signed in markets where we already have a pretty strong position. We have continued to tee up real estate with, in using that filter, we continue to tee up real estate, but we’re being a little bit more cautious about signing leases in anticipation of gaining greater insight from our project evolution opportunities. We have the opportunity to pull the trigger, as we gain a little more confidence with the evolution process. But in the event that we don’t get what we’re looking for, we will see more modest development in 2009. Playing the ball that lies, it looks like as we gain more confidence around the evolution work, that we would be more back-weighted with additional development in the 2009 class of stores.
Destin Tompkins - Morgan Keegan. - Analyst
Okay. Great. That’s helpful. Then while we’re on Pei Wei, and Russell may be able to help with this, the test that you’re running to improve the margins there, I think you mentioned that the goal is to improve margins 200 to 250 basis points. Can you kind of give us a sense of over what time it would take to reach that goal in those test markets?
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
We’ve implemented the plan, the test in those markets in November of last year. We have seen through the first quarter of this year, getting — making nice progress toward those goals. I think it will vary by restaurant and by market, but I think it will take at least three months, and more likely somewhere closer to six months from the time you implement those changes until you get to the high water mark.
Destin Tompkins - Morgan Keegan. - Analyst
Okay. Then Russell, you mentioned the high percentage of restaurants in some of the, excuse me, more subprime and impacted markets. That’s been an issue obviously for a while now. Do you think that it’s decelerating and you’re feeling more of a drag from those markets than we have in previous quarters?
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
I would say yes, as a general rule, it’s gotten worse in the first quarter than the fourth quarter. We’ve seen it during the quarter continue to worsen in the market.
Destin Tompkins - Morgan Keegan. - Analyst
Okay. Great. Then Mark, just a quick question on the tax rate. What do you expect for the remainder of the year on the tax rate?
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
The 26% that we booked in Q1. What we do on the tax rate is look at our fiscal projection and then, in the current quarter, book to what we think the annual rate’s going to be. The 26% that you saw in Q1 is what you ought to project.
Destin Tompkins - Morgan Keegan. - Analyst
Great. Thank you.
Operator
Our next question comes from John Glass with Morgan Stanley.
John Glass - CIBC World Markets - Analyst
Thanks. Couple questions on Pei Wei. First, just can you maybe just drill down on why the units you opened this quarter were so much stronger? Was it a market issue. a specific real estate issue, or was there some other factors that you could draw conclusion from?
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
John, it’s — we opened two in Miami that were very strong openings for us. It’s a relatively new market and they are pretty evenly spread everywhere else. I would like to think that every time we, historically every time we select a site, we get a little smarter about our site selection. I would like to think the fact that we’re building in markets that aren’t brand new helps us a little bit. But in one quarter snapshot, I can’t take a lot of credit or explain a lot about how we get closer to 41 than the system average.
John Glass - CIBC World Markets - Analyst
Got you. The restaurants, not those restaurants, but older restaurants that are doing about $40,000 a week now, what are their prime costs and maybe what are their restaurant-level margins right now?
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
I don’t know that we’ve gone in that level of detail. You’re saying the $40,000-a-week stores?

John Glass - CIBC World Markets - Analyst
I’m talking about — when a Pei Wei is running the way you would like it to run, how profitable, what level of margin is it running at?
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
Hey, John, I think that in the return on investment information that we put out on our website, I think you can dial back into those earlier class years and kind of get that information.
John Glass - CIBC World Markets - Analyst
Got you. Okay. Then just finally, in the 250 basis points, 200, 250 basis points of margin improvement you’re expecting, can you just put those in buckets? Is that largely labor? Sounds like maybe some is coming from food cost? Is there any quick way to allocate that?
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
Yes, it is largely labor costs, and then 50 to 80 basis points probably in cost of sales.
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
We saw some of that cost of sales here in Q1, simply from the menu changes that Russell did that was system-wide.
John Glass - CIBC World Markets - Analyst
Got you. Okay. Thank you.
Operator
Our next question comes from Jeffrey Bernstein with Lehman Brothers.
Jeffrey Bernstein - Lehman Brothers - Analyst
Great, thank you. Couple of questions. First, I’m just wondering if you look at the sequential trends you guys provided through the first quarter at both brands, it seemed like for the most part there was a deceleration in terms of comps on both a one and two-year average basis. Just wondering if there was anything to that or whether there was perhaps some timing shifts? Or what you can attribute to the potential slowdown through the quarter?
Bert Vivian - P.F. Chang’s China Bistro, Inc. - President
Jeff, you were breaking up, in and out of your call. I think we heard the first part. You were simply asking us if we could comment on the sequential nature of the sales trends in the quarter. I don’t know if I can add a whole lot. This is Bert. I don’t know if I can add a whole lot of color to that. There’s certainly, as there always is, there’s weather that goes on during the winter months. Yes, there were some holiday shifting of the Easter timeframe that probably had some impact in March versus April of last year. But I think the fact of the matter is that, certainly at the Bistro, we had a pretty strong January and it weakened up a little bit sequentially through the quarter. Not a great surprise frankly, given the environment that we’re in.
Jeffrey Bernstein - Lehman Brothers - Analyst
Is that similar for Pei Wei?
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
Yes. We saw it weaken a little bit through the quarter from January. Then, the third period was impacted by Easter for sure.
Jeffrey Bernstein - Lehman Brothers - Analyst
Okay. Then Russell, the evolution test you guys are working on, I know we talked about it the past quarter or two. Perhaps, now it seems like it’s going to be rolled out quicker through the system. If you could just maybe give just maybe two or three of the most promising things you’ve rolled out in those test markets? I know you said, it’s mostly labor benefit, but whatever you’re seeing as the two or three biggest changes that people are going to recognize when they come into Pei Wei now versus in the older stores.
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
Jeff, I’m really sorry. You were so broken up there, I couldn’t understand.
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
It must be on our side.
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
Yes. It’s our system.

Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
Can you try it again?
Jeffrey Bernstein - Lehman Brothers - Analyst
Sure. Just looking for some color on the evolution test in terms of the greatest or most promising changes you’re making. It seems like it’s primarily labor-related.
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
Right. Well, we’re trying to accomplish several things. What’s promising from our perspective is in terms of management retention and productivity, what we will do should enhance their job satisfaction and enhance their ability to run restaurants which should improve our retention, which will improve our overall productivity. It will also elevate the key employees which we believe long-term will be a great avenue for promotion into management by internal folks which tend to have better tenure and retention anyway. It will — it simplifies our operation so we can execute sustainably at a higher level.
It improves — in theory, it should improve our ticket times. It should improve our food costs because we are eliminating some low return-to-net, high-cost, high-prep items. It eliminates a position in the back of the house. The only — the risk is that it impacts sales to the extent that all of your cost savings are negated. We haven’t seen that thus far, but we’re very sensitive to that. That’s why we continue to tweak it and continue to test it.
Jeffrey Bernstein - Lehman Brothers - Analyst
Okay. Then just lastly, I know you mentioned the Taneko deal, breaking down. Just wanted to know if that (inaudible). It seems I heard that from a couple of your competitors in terms of the credit markets impacting actions you guys are taking.
Rick Federico - P.F. Chang’s China Bistro, Inc. - CEO
Jeff, this is Rick. I think you were asking whether the Taneko deal was impacted by the current credit market. I don’t think that that was a consideration in this particular deal.
Jeffrey Bernstein - Lehman Brothers - Analyst
Great. Thank you very much.
Operator
Our next question comes from Sharon Zackfia with William Blair. Your line is open.
Sharon Zackfia - William Blair & Company - Analyst
Hi. Can you hear me okay?
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
So far, but it seems to break up the longer you talk.
Sharon Zackfia - William Blair & Company - Analyst
Okay. I’ll try to keep it brief. I’m just curious, since the Pei Wei initiatives are still in test, is it fair to think that any improvement in margins is then not in guidance at this point?
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
It is minimally in guidance towards the end of the year.
Sharon Zackfia - William Blair & Company - Analyst
Okay. Then curious on both Pei Wei and the Bistro, are you starting to see more favorable lease terms at all in this environment yet?
Russell Owens - P.F. Chang’s China Bistro, Inc. - President, Pei Wei Asian Diner
From Pei Wei’s perspective, no, we’re not seeing any change in sort of the underlying real estate prices and lease terms. We are seeing a little bit of favorable bidding on contracts in certain markets. Not nationwide, but in certain markets, we have seen bids coming back to us a little bit.
Bert Vivian - P.F. Chang’s China Bistro, Inc. - President
Sharon, this is Bert. There hasn’t been a significant movement on our landlords or potential landlords’ part with respect to the value of their properties. We keep hoping that there will be, though.
Sharon Zackfia - William Blair & Company - Analyst
I’ll cross my fingers for you. Thanks.

Operator
Our next question comes from Leroy Miller with RBC Capital Markets.
Larry Miller - RBC Capital Markets. - Analyst
Yes. Thanks. It’s Larry Miller. Just quickly following up on that comment you made about the Easter shift, wouldn’t that necessarily be a positive for April as it shifts into year-over-year comparison? And do you guys want to comment at all on the April trend?
Bert Vivian - P.F. Chang’s China Bistro, Inc. - President
Larry, this is Bert. Unfortunately, we heard about three words. Easter, Easter, spring shift.
Larry Miller - RBC Capital Markets. - Analyst
Okay. Let me try again and I’ll say it slower. Hopefully it will come through to you guys. With Easter shifting out of April into March, it should benefit April of 2008. Did you guys — you guys seeing any improved trend in April? What’s the trend like?
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
Okay. We got about two more words, unfortunately, and we really apologize. I’m guessing you’re asking if March was negatively impacted, what’s going on in April. We’ll give you a little more insight into that in a couple of months when we report in July as to what’s going on in April.
Larry Miller - RBC Capital Markets. - Analyst
Okay. Let me try one more question, and then otherwise we’ll follow up later. But Bert, maybe you can help me with the grill mix, because it seemed like it might have slowed down a bit in the quarter. You had something like a 7 to 8% mix in December on the check average and presumably pricing hasn’t changed much. Is that what we saw, despite the marketing in California?
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
We’ll have to do this offline.
Rick Federico - P.F. Chang’s China Bistro, Inc. - CEO
Larry, I’m really sorry. We must be having some serious problems on this end. All I can say is if you wouldn’t mind, give Mark a call after the call, because we didn’t pick up a word of that.
Larry Miller - RBC Capital Markets. - Analyst
Okay. Thank you.
Mark Mumford - P.F. Chang’s China Bistro, Inc. - CFO
I think we’re probably going to have to do that. Because it seems like it’s on our side, not on you guys’ side. I think what we’re going to ask is take your questions. I’m going to go to my office and if you could just call me, I’ll be there and I’ll handle all the calls, and make sure we get you called back. I think with that, we’re probably going to have to wrap it up. We appreciate you guys being on the call. We certainly apologize for this technical issue that we seem to be having. Thank you.
Operator
Thank you. Thank you for joining today’s conference. That does conclude the call at this time. You may disconnect.

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